Exhibit 10.a
POLARIS INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT

NAME ADDRESS	Grant:
Plan:
ID:

In accordance with the terms of the Polaris Inc. 2024 Omnibus Incentive Plan (the "Plan"), Polaris Inc. (the “Company”) has granted to you, the Participant named above, an award of Restricted Stock Units for the number of such Units set forth in the table below. The terms and conditions of this Award are set forth in this Restricted Stock Units Award Agreement (the “Agreement”), consisting of this cover page, the Award Terms and Conditions on the following pages, and in the Plan document, a copy of which has been made available to you. Any capitalized term that is not defined in this Agreement will have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Number of Restricted Stock Units Granted:
Grant Date:	[•], 2025
Vesting Schedule:	Vesting Date	Number of Units That Vest
	[•], 2026	[•]
	[•], 2027	[•]
	[•], 2028	[•]

All terms, provisions and conditions applicable to the Restricted Stock Units set forth in the Plan and not set forth in this Agreement are incorporated by reference into this Agreement.

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all the terms and conditions contained in this Agreement and in the Plan. Unless you notify the Company of your non-acceptance within 30 days of the Grant Date, you will be deemed to have accepted this Agreement and to be bound by all of the terms and conditions contained in this Agreement and in the Plan. If you notify the Company of your non-acceptance of this Restricted Stock Units Award, then this Restricted Stock Units Award will be canceled and no longer effective. This Agreement supersedes any prior agreement between you and the Company related to equity vesting or retirement eligibility or retirement benefits. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding your rights and obligations in connection with this Restricted Stock Units Award.

POLARIS INC.

/s/ James P. Williams

James P. Williams
SVP, CHRO

Attachments: Award Terms and Conditions

Polaris Inc.
2024 Omnibus Incentive Plan
Restricted Stock Unit Award Agreement

Award Terms and Conditions

1.Award of Restricted Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions of this Agreement and the Plan, of the number of Restricted Stock Units identified on the cover page of this Agreement (the "Units"). Each Unit represents the right to receive one Share of the Company’s Common Stock. The Units granted to you will be credited to an account in your name maintained by the Company. This account will be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured obligation of the Company.

2.    Restrictions Applicable to Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 2 will be void and ineffective. The Units and your right to receive Shares in settlement of the Units under this Agreement will be subject to forfeiture except to extent the Units have vested as provided in Section 4.

3.    No Shareholder Rights. The Units subject to this Award do not entitle you to any rights of a shareholder of the Company, including with respect to dividends or dividend equivalents. You will not have any of the rights of a shareholder of the Company in connection with the grant of Units subject to this Agreement unless and until Shares are issued to you upon settlement of the Units as provided in Section 5.

4.    Vesting and Forfeiture of Units. The Units will vest at the earliest of the following times and to the degree specified. For purposes of this Agreement, use of the terms “employment” and “employed” refers to providing services to the Company and its Affiliates in the capacity of an Employee, Nonemployee Director or Third-Party Service Provider.

(a)Scheduled Vesting. The Units will vest in accordance with the Vesting Schedule set forth on the cover page to this Agreement, so long as your employment has been continuous since the Grant Date.

(b)Change of Control. If a Change of Control occurs after the Grant Date while you continue to be employed and before all of the Units have otherwise vested in accordance with the Vesting Schedule, then the following shall apply:

(1)If this Award is continued, assumed or replaced in connection with a Change of Control but you experience an involuntary termination of employment for reasons other than Cause, or you terminate your employment for Good Reason (as defined below), and in either case such termination occurs within one year after the Change of Control, then all of the Units subject to this Award shall vest as of the termination date.

(2)If this Award is not continued, assumed or replaced in connection with a Change of Control, then all of the Units subject to this Award shall vest as of the date of and immediately prior to the Change of Control.

For purposes of this Section 4(b), “Good Reason” means, without your express written consent, (w) any material reduction in the scope of your authority, duties or responsibilities; (x) any material reduction in your base compensation; (y) any material change in the geographic location of your principal place of employment; or (z) any action or inaction that constitutes a material breach by the Company of any agreement under which you provide services to the Company. Good Reason shall not, however, exist unless you have first provided written notice to the Company of the initial occurrence of one or more of the events under clauses (w) through (z) above within ninety (90) days of the event’s occurrence, and such event is not fully remedied by the Company within thirty (30) days after the Company’s receipt of written notice from you.

(c)Retirement. If your employment terminates by reason of your Retirement, then any unvested Units shall continue to vest in accordance with the Vesting Schedule set forth on the cover page to this Agreement. For these purposes, “Retirement” means any termination of your employment with the Company and its Affiliates, other than termination for Cause, that occurs (i) at least twelve (12) months after the Grant Date, and (ii) at or after you reach the age of fifty-five (55) and have completed at least ten (10) years of continuous service with the Company or its Affiliates, provided that in the event of your Retirement, you must give the Company written notice that you are considering Retirement at least one year prior to the date of termination to be entitled to such vesting of this Award.  Notwithstanding any provision to the contrary, if the Award is continued, assumed or replaced in connection with a Change of Control, in the event of a Retirement within one year after the Change of Control, then all of the unvested Units subject to this Award shall vest as of such Retirement.

(d)Forfeiture of Unvested Units. If your employment terminates prior to the final scheduled Vesting Date under circumstances other than as set forth in Section 4(b), 4(c), or 4(e), all unvested Units shall immediately be forfeited.

(e)Death or Disability. If your employment terminates by reason of your death or disability (within the meaning of Section 22(e)(3) of the Code) (“Disability”), then all of the Units subject to this Award shall continue to vest in accordance with the Vesting Schedule set forth on the cover page to this Agreement. Notwithstanding any provision to the contrary, if the Award is continued, assumed or replaced in connection with a Change of Control, in the event your employment terminates by reason of your Disability within one year of a Change of Control, then all of the unvested Units subject to this Award shall vest as of such termination of employment.

5.    Settlement of Units. After any Units vest pursuant to Section 4, the Company will, as soon as practicable (but no later than the later of (a) the end of the calendar year in which such Units vest or (b) the 15th day of the third calendar month after the vesting date), cause to be issued or transferred and delivered to you, or to your designated beneficiary or estate in the event of your death, one Share in payment and settlement of each vested Unit. Delivery of the Shares will be effected by the issuance of a stock certificate, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided, or by the electronic delivery of the Shares to a designated brokerage account, will be subject to satisfaction of withholding tax obligations as provided in Section 6 and compliance with all applicable legal requirements as provided in Section 19.6 of the Plan, and will be in complete satisfaction and settlement of such vested Units. The Company will pay any original issue or transfer taxes with respect to the issuance and delivery of the Shares to you, and all fees and expenses incurred by it in connection therewith. If the Award is continued, assumed or replaced in connection with a Change of Control, notwithstanding any provision to the contrary, any Units at the time of the Change of Control that are outstanding and not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be vested at the time of such Change of Control.

6.    Withholding Taxes. The Company will make such provisions for the withholding or payment of taxes as it deems necessary under applicable law. Unless expressly agreed otherwise between you and the Company, the Company will satisfy any withholding or payment of taxes by delivering a number of Shares with respect to the Units that is net of taxes and applicable withholdings, unless the Company (the Committee, if you are subject to reporting under Section 16 of the Exchange Act) determines otherwise in its sole discretion, in which case the Company will have the right to deduct from payments of any kind otherwise due to you or alternatively to require you to remit to the Company an amount in cash, by wire transfer of immediately available funds, certified check or such other form as may be acceptable to the Company, sufficient to satisfy at the time when due any federal, state, or local taxes or other withholdings of any kind required by law to be withheld with respect to the Units.

7.    Compensation Recovery. Notwithstanding any other provision of this Agreement to the contrary, you acknowledge and agree that this Agreement and the award described herein (and any settlement thereof) are subject to (a) the terms and conditions of the Company’s clawback policies as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Shares may be traded) (the “NYSE Compensation Clawback Policy”), and that, to the extent the NYSE Compensation Clawback Policy, by its terms, is applicable to your Units, relevant sections of this Agreement shall be (if necessary) deemed superseded by and subject to the terms and conditions of the NYSE Compensation Clawback Policy from and after the effective date thereof; and (b) forfeiture to or reimbursement of the Company under the circumstances and to the extent provided in Section 304 of the Sarbanes-Oxley Act of 2002 if you are one of the individuals expressly subject to such Section 304. Further, by accepting the Units covered by this Agreement, you (i) consent to be bound by the terms of this Section 7 and the NYSE Compensation Clawback Policy, as applicable, (ii) agree and acknowledge that you are obligated to and will cooperate with, and will provide any and all assistance necessary to, the Company in any effort to recover or recoup any compensation or other amounts subject to clawback or recovery pursuant to this Section 7, the NYSE Compensation Clawback Policy and/or applicable laws, rules, regulations, stock exchange listing standards or other Company policy, and (iii) agree that the Company may enforce its rights under this Section 7 and the NYSE Compensation Clawback Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the NYSE Compensation Clawback Policy.

8.    Governing Plan Document. This Agreement and Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

9.    Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

10.    Entire Agreement; Amendment; Severability. This Agreement and the Plan embody the entire understanding of the parties regarding the subject matter hereof and will supersede all prior agreements and understandings, oral or written, between the parties with respect thereto. Except as otherwise provided in Section 15.4 (Amendment to Conform to Law) of the Plan, no change, alteration or modification of this Agreement may adversely affect in any material way your rights under this Agreement without your prior written consent. If any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement will not be affected thereby.

11.    Certain References. References to you in any provision of this Agreement under circumstances where the provision should logically be construed to apply to your executors or administrators, or to the person or persons to whom all or any portion of the Units may be transferred by will or the laws of descent and distribution, will be deemed to include such person or persons.

12.    Notices. Unless and until some other address is so designated, all notices or communications by you to the Company will be mailed or delivered to the Company at:

Polaris Inc.
Attn: Chief Human Resources Officer
2100 Highway 55, Medina, Minnesota 55340

With a copy to:

Polaris Inc.
Attn: General Counsel
2100 Highway 55, Medina, Minnesota 55340

13.    Choice of Law. This Agreement will be governed by, and interpreted and enforced in accordance with, the laws of the state of Delaware (without regard to its conflicts or choice of law principles).

14.    Electronic Delivery. The Company may deliver any documents or notices related to this Award by electronic means, including through its third-party stock plan administrator. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

15.    Country of Residence Appendix. This Restricted Stock Units Award and any Shares or cash acquired under such Award shall be subject to any and all special terms and provisions, if any, as set forth in the Appendix for your country of residence, which Appendix is incorporated into and made a part of this Agreement.

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